Exhibit 3.01

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                         TRICON Global Restaurants, Inc.



        FIRST: The name of the corporation is TRICON Global Restaurants, Inc., hereinafter referred to as the "Corporation".

        SECOND: The Corporation shall have authority to issue 1,000,000,000 shares, without par value, of which 750,000,000 shall be Common Shares, and of which 250,000,000 shares shall be Preferred Shares, with the following powers, preferences and rights, and qualifications, limitations and restrictions:

        (a) Except as otherwise provided by law, each Common Share shall have one vote, and, except as otherwise provided in respect of any series of Preferred Shares hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Shares. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any series of Preferred Shares hereafter classified or reclassified having a preference on distribution in the liquidation, dissolution or winding up of the Corporation shall be entitled, to share ratably in the remaining net assets of the Corporation.

        (b) The Board of Directors is authorized, subject to limitations prescribed by the North Carolina Business Corporation Act ("NCBCA") and these Articles of Incorporation, to adopt and file from time to time articles of amendment that authorize the issuance of Preferred Shares which may be divided into two or more series with such preferences, limitations, and relative rights as the Board of Directors may determine; provided, however, that no holder of any Preferred Share shall be authorized or entitled to receive upon the involuntary liquidation of the Corporation an amount in excess of $100.00 per Preferred Share.

        THIRD: The address of the registered office of the Corporation in the State of North Carolina is 225 Hillsborough Street, Raleigh, Wake County, North Carolina 27603; and the name of its initial registered agent at such address is CT Corporation System.

        FOURTH: No holder of any share of the Corporation, whether now or hereinafter authorized, shall have any preemptive right to subscribe for or to purchase any shares or other securities of the Corporation, nor have any right to cumulate his votes for the election of Directors. At all meetings of the Shareholders of the Corporation, a quorum being present, all matters (other than the election of Directors) shall be decided by the vote of the holders of a majority of the stock of the Corporation, present in person or by proxy, and entitled to vote thereat.

        FIFTH: The following provisions are intended for the management of the business and for the regulation of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation of the powers conferred by statute:

        (a) The Board of Directors shall have the exclusive power and authority to direct management of the business and affairs of the Corporation and shall exercise all corporate powers, and possess all authority, necessary or appropriate to carry out the intent of this provision, and which are customarily exercised by the board of directors of a public company. In furtherance of the foregoing, but without limitation, the Board of Directors shall have the exclusive power and authority to: (a) elect all executive officers of the Corporation as the Board may deem necessary or desirable from time to time, to serve at the pleasure of the Board; (b) fix the compensation of such officers;
(c) fix the compensation of Directors; and (d) determine the time and place of all meetings of the Board of Directors and Shareholders of the Corporation. A scheduled meeting of Shareholders may be postponed by the Board of Directors by public notice given at or prior to the time of the meeting.


        (b) The number of Directors constituting the Board of Directors shall not be less than three nor more than fifteen, as may be fixed from time to time by resolution duly adopted by the Board of Directors. Provided that the number of members of the Board of Directors equals or exceeds the number required under the NCBCA to stagger the terms of Directors, from and after the first annual Shareholders' meeting, the Board of Directors shall be divided into three classes, as nearly equal in number as may be possible, to serve respectively until the annual meetings in 1998, 1999, and 2000 in the classes designated by the shareholder of the Corporation at the 1997 Annual Meeting, and until their successors shall be elected and shall qualify, and thereafter the successors shall be elected to serve for terms of three years and until their successors shall be elected and shall qualify. In the event of any increase or decrease in the number of Directors, the additional or eliminated directorships shall be so classified or chosen such that all classes of Directors shall remain or become equal in number, as nearly as may be possible.


        (c) A vacancy occurring on the Board of Directors, including, without limitation, a vacancy resulting from an increase in the number of Directors or from the failure by Shareholders of the Corporation to elect the full authorized number of Directors, may only be filled by a majority of the remaining Directors or by the sole remaining Director in office. In the event of the death, resignation, retirement, removal or disqualification of a Director during his elected term of office, his successor shall serve until the next Shareholders' meeting at which Directors are elected. Directors may be removed from office only for cause.

        (d) The Board of Directors may adopt, amend or repeal the Corporation's Bylaws, in whole or in part, including amendment or repeal of any Bylaw adopted by the Shareholders of the Corporation.

        (e) The Corporation may in its Bylaws confer upon Directors powers additional to the foregoing and the powers and authorities conferred upon them by statute.

        (f) The Corporation reserves the right to amend, alter, change, or repeal any provision herein contained, in the manner now or hereafter prescribed by law, and all the rights conferred upon Shareholders hereunder are granted, and are to be held and enjoyed, subject to such rights of amendment, alteration, change or repeal.

        (g) The only qualifications for Directors of the Corporation shall be those set forth in these Articles of Incorporation. Directors need not be residents of the State of North Carolina or Shareholders of the Corporation.

        (h) The Board of Directors may create and make appointments to one or more committees of the Board comprised exclusively of Directors who will serve at the pleasure of the Board and who may have and exercise such powers of the Board in directing the management of the business and affairs of the Corporation as the Board may delegate, in its sole discretion, consistent with the provisions of the NCBCA and these Articles of Incorporation. The Board of Directors may not delegate its authority over the expenditure of funds of the Corporation except to a committee of the Board and except to one or more officers of the Corporation elected by the Board. No committee comprised of persons other than members of the Board of Directors shall possess or exercise any authority in the management of the business and affairs of the Corporation.

        SIXTH: (a) The Corporation shall, to the fullest extent from time to time permitted by law, indemnify its Directors and officers against all liabilities and expenses in any suit or proceedings, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Corporation, including all appeals therefrom, arising our of their status as such or their activities in any of the foregoing capacities, unless the activities of the person to be indemnified were at the time taken known or believed by such Director or officer to be clearly in conflict with the best interests of the Corporation. The Corporation shall likewise and to the same extent indemnify any person who, at the request of the Corporation, is or was serving as a Director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan.

        (b) The right to be indemnified hereunder shall include, without limitation, the right of a Director or officer to be paid expenses in advance of the final disposition of any proceedings upon receipt of an undertaking to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified hereunder.

        (c) A person entitled to indemnification hereunder shall also be paid reasonable costs, expenses and attorneys' fees (including expenses) in connection with the enforcement of rights to the indemnification granted hereunder.

        (d) The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and shall not be limited by the provisions of Section 55-8-51 of the NCBCA or any successor statute.

        (e) The Board of Directors may take such action as it deems necessary or desirable to carry out these indemnification provisions, including adopting procedures for determining and enforcing the rights guaranteed hereunder, and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law.

        (f) Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce any right to indemnification afforded by this Article to any person with respect to their status or any activities in their official capacities prior to such amendment, repeal or adoption.

        SEVENTH: To the full extent from time to time permitted by law, no person who is serving or who has served as a Director of the Corporation shall be personally liable in any action for monetary damages for breach of any duty as a Director, whether such action is brought by or in the right of the Corporation or otherwise. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a Director of the Corporation with respect to any matter which occurred, or in any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

        EIGHTH: The provisions of Article 9A of the NCBCA shall not be applicable to the Corporation.

        NINTH: Except as may be otherwise determined by the Board of Directors, the Shareholders of the Corporation shall have access as a matter of right only to the books and records of the Corporation as may be required to be made available to qualified shareholders by the NCBCA.

        TENTH: To the extent that there ever may be inconsistency between these Articles of Incorporation and the Bylaws of the Corporation as may be adopted or amended from time to time, the Articles of Incorporation shall always control.